Exhibit 10.1
Wachovia Bank, National Association
May 19, 2009
Sunair Services Corporation
595 S. Federal Highway, Suite 500
Boca Raton, FL 33432
Attn: Jack I. Ruff
Chief Executive Officer

RE:	Promissory Note from Sunair Electronics, Inc. (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) dated June 7, 2005, including any amendments (the “Note”)

Obligor # 8697045807 Obligation # 42
Dear Mr. Ruff:
Wachovia and Borrower agree to extend the maturity of the Note on the terms and conditions set forth in this letter agreement.
Extension. Borrower acknowledges that the Note will mature on January 2, 2010. Borrower and Wachovia agree that the maturity of the Note shall be extended, on the terms and conditions as set forth in the Credit Agreement as amended, to April 2, 2010, at which time the outstanding principal balance, accrued interest and all other amounts under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.
Fee. Borrower shall pay to Wachovia a fee of $10,000.00 for extending the maturity date of the Note to April 2, 2010.
Florida Tax. This extension is only for original loan amount stated on the Note that represents a revolving line of credit and documentary stamp taxes have been paid on such amount.
Affirmations of Borrower. Borrower affirms and represents that the most recent Commercial Loan Invoice received by Borrower with respect to the Obligations (as defined in the Note) is correct, that the Note, as modified hereby, and other Loan Documents (as defined in the Note)

Wachovia Bank, National Association
are in full force and effect, that Borrower has no defense to payment or performance of the Obligations, that no setoffs against the Obligations exist, and that Borrower has no counterclaims against Bank. Borrower ratifies and confirms all provisions of the Note and other Loan Documents and affirms that the maturity date is the only provision of the Loan Documents that has been modified.
Please indicate your agreement with the terms, affirmations and representations of this letter agreement by signing it as provided below and returning it to the undersigned within 10 days of the date hereof. This Agreement may be signed in counterparts. Should you have any questions, do not hesitate to call.

Very truly yours,
Wachovia Bank, National Association

By: Pat Schnitzer
Senior Vice President
Borrower agrees to the terms of the above letter agreement this 19th day of May, 2009 and certifies that this Agreement was executed in the State of Florida and delivered to Wachovia in the State of Florida.

Sunair Services Corporation Sunair Electronics, Inc. Taxpayer Identification Number: 59-0780772
By:	/s/ Jack I. Ruff
Jack I. Ruff
Chief Executive Officer